DSW Inc. Reports First Quarter 2014 Financial Results

•	First quarter Reported sales decrease 0.4% to $599 million; comparable sales decrease 3.7%

•	First quarter Reported and Adjusted EPS totals $0.42 per share

•	Full year Adjusted EPS guidance of $1.45 to $1.60 per share, based on comparable sales decline in the low single digits

•	Board of Directors approve a quarterly dividend of $0.1875 per share

COLUMBUS, Ohio, May 28, 2014 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended May 3, 2014, which compare to the thirteen week period ended May 4, 2013.

Mike MacDonald, President and Chief Executive Officer stated, "We had a challenging quarter due to unseasonal weather and an aggressively promotional retail environment. We sharpened our prices for key items while proactively managing our clearance levels during the quarter. Monthly sales trends were weak but improved sequentially during the quarter. Our team is working hard to deliver an effective assortment with a compelling value message and we expect these initiatives to gain traction in the back half of the year.

Our investments in omni-channel and assortment planning will strengthen our competitive advantages as we elevate our ability to meet the evolving needs our customers. At the same time, we are investing to grow our market share outside our core DSW, starting with our partnership with Town Shoes of Canada. I am confident that we are taking the right steps to grow sales and bottom line in the long term,” Mr. MacDonald added.

First Quarter Operating Results

•	Reported sales decreased 0.4% to $599 million compared to last year's first quarter sales of $601 million.

•	For the thirteen week period ended May 3, 2014, comparable sales decreased by 3.7%.

•
Reported net income was $38.6 million, or $0.42 per diluted share on 92 million weighted average shares outstanding. This compares to Reported net income in the first quarter of 2013 of $34.5 million, or $0.38 per diluted share, which included a net charge of $11.4 million, or $0.12 per share from our luxury test. This also compares to Adjusted net income, excluding the impact of our luxury test, for the same period last year of $45.9 million, or $0.50 per diluted share, on 92 million weighted average shares outstanding.

First Quarter Balance Sheet Highlights

•	Cash, short term and long term investments totaled $548 million compared to $430 million in the first quarter last year.

•
Inventories were at $420 million compared to $395 million during the first quarter last year. On a cost per square foot basis, DSW segment inventories increased by 1.4% at the end of quarter, excluding our luxury inventory.

Regular Dividend
On May 27, 2014, DSW's Board of Directors approved a quarterly cash dividend payment of $0.1875 per share. The dividend will be paid on June 30, 2014 to shareholders of record at the close of business on June 20, 2014.

Acquisition of Equity Interest in Town Shoes
On May 12, 2014, DSW announced the closing of its initial acquisition of Town Shoes Limited, the largest footwear and accessories retailer in Canada, for CAD$75.5 million (USD$68.7 million) in cash. DSW Inc. acquired a 49.2% interest in Town Shoes from the Alberta Investment Management Corporation and other minority shareholders. DSW Inc.'s initial stake provides 50% voting control and board representation equal to the primary remaining shareholder, Callisto Capital.

Fiscal 2014 Annual Outlook
For the fifty-two week fiscal year ending January 31, 2015, the Company expects Adjusted earnings per share to range from $1.45 to $1.60 per share. This assumes low single digit comparable sales decline and Adjusted sales growth in the low single digit range. This guidance includes omni-channel related expenses of $10 million or approximately $0.07 per share, a tax rate slightly above 39% and diluted shares outstanding of 92.5 million.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://dswinc.investorroom.com today at 8:30 AM Eastern, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S and using the conference number 6100425 approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 9:00 a.m. Eastern Time on June 4, 2014 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and entering conference number 10045789. An audio replay of the conference call, as well as additional financial information, will also be available at
http://dswinc.investorroom.com.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of May 28, 2014, DSW operates 410 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 360 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit

http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and "like" DSW on Facebook at http://www.facebook.com/DSW.

DSW INC.
Q1 2014 SEGMENT RESULTS

Net sales by reportable segment

	Thirteen weeks ended
	May 3, 2014	May 4, 2013	% change
	(in thousands)

DSW	$558,866	$562,924	(0.7)%
Affiliated Business Group	40,081	38,438	4.3%
Total DSW Inc.	$598,947	$601,362	(0.4)%
Less: Luxury test sales	—	(5,255)
Total Adjusted DSW Inc. sales	$598,947	$596,107	0.5%

Comparable sales change by reportable segment (excludes luxury)

	Thirteen weeks ended
	May 3, 2014	May 4, 2013
DSW	(4.0)%	(2.4)%
Affiliated Business Group	0.9%	(1.7)%
Total DSW Inc.	(3.7)%	(2.4)%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2014 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our “DSW Rewards” program to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to leases of our properties; risks related to the realization of benefits related to our acquisition of an equity interest in Town Shoes, a leading shoe retailer in Canada; foreign currency exchange risk; risks related to our cash and investments; and the realization of risks related to the merger with Retail Ventures, Inc., including risks related to pre-merger RVI guarantees of certain Filene’s Basement leases. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of	As of	As of
	May 3, 2014	February 1, 2014	May 4, 2013
Assets
Cash and equivalents	$132,900	$112,021	$82,405
Short-term investments	179,877	224,098	213,210
Accounts receivable, net	22,776	26,646	19,686
Inventories	419,983	397,768	395,310
Prepaid expenses and other current assets	45,377	34,101	37,179
Deferred income taxes	20,394	18,130	51,884
Total current assets	821,307	812,764	799,674

Property and equipment, net	326,396	318,620	303,854
Long-term investments	235,411	243,188	134,127
Goodwill	25,899	25,899	25,899
Deferred income taxes	11,598	11,587	13,393
Other assets	10,734	9,186	7,827
Total assets	$1,431,345	$1,421,244	$1,284,774

Liabilities and shareholders' equity
Accounts payable	$150,161	$168,705	$134,746
Accrued expenses	120,483	115,697	129,418
Total current liabilities	270,644	284,402	264,164

Non-current liabilities	137,413	138,298	127,234
Total shareholders' equity	1,023,288	998,544	893,376
Total liabilities and shareholders' equity	$1,431,345	$1,421,244	$1,284,774

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended
	May 3, 2014	May 4, 2013
Net sales	$598,947	$601,362
Cost of sales	(410,942)	(418,365)
Gross profit	188,005	182,997
Operating expenses	(126,754)	(128,711)
Operating profit	61,251	54,286
Interest income, net	958	340
Income before income taxes	62,209	54,626
Income tax provision	(23,570)	(20,111)
Net income	$38,639	$34,515

Diluted shares used in per share calculations:	92,107	91,556

Diluted earnings per share:
Diluted earnings per share	$0.42	$0.38

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

For thirteen weeks ended May 3, 2014, there are no adjustments to the reported results.

The table below presents the adjustments for the prior period:

	Thirteen weeks ended May 4, 2013
	Net sales	Cost of Sales	Gross profit	Operating expenses	Net income	Diluted earnings per share
Reported Measure	$601,362	$(418,365)	$182,997	$(128,711)	$34,515	$0.38

Less: luxury test
Net sales	5,255
Cost of sales		(21,762)
Gross profit (loss), including valuation reserves on remaining inventory & operating expenses			(16,507)	(1,888)	(11,355)	(0.12)

Adjusted Measure	$596,107	$(396,603)	$199,504	$(126,823)	$45,870	$0.50

Non-GAAP Measures
The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles (“GAAP”). These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.